January 28, 2008

For Immediate Release

Sport Supply Group Reports Q208 Operating Profit of $1.6 Million, EPS of $.04 Per Share

•	Company Raises FY08 EPS Guidance to $0.65 — $0.73 Per Share

•	Q208 Revenues Rise Approximately 10% to $54 Million

•	Cash On-hand Grows to $10.0 Million from $3.7 Million on 9/30/07

The Company will host a conference call at 3:30PM CT / 4:30 PM ET today, January 28, 2008 to discuss the second quarter results and future plans. The call may be accessed by dialing 888-713-4199 and using pass code 98630849. A replay of the call will be available for 30 days and can be accessed by dialing 888-286-8010 and using pass code 41982087.

Dallas, TX. Sport Supply Group, Inc. (AMEX: RBI) today announced significantly improved results for its second fiscal quarter ended December 31, 2007. The Company reported record second quarter profit of $.04 per diluted share compared to a loss of ($.09) for the prior year’s comparative period. The Company today announced it was increasing earnings guidance for FY08 from a range of $0.60 — $0.70 to $0.65 — $0.73 per diluted share.

Financial Highlights for the Quarter:

•	Revenues Up approximately 10% to $54 Million vs. $49 Million a Year Ago

•	Gross Margins Up 40 bps to 35.6% vs. 35.2% a Year Ago

•	Operating Profit Up 1,210.4% to $1.63 Million vs. $125 thousand a Year Ago

•	EPS Rises to $.04 vs. ($.09) a Year Ago on 21% increase in diluted shares outstanding

•	Inventories down 21% to $31.8 Million vs. $40.1 Million at 12/31/06

•	On Hand Cash grows 171% to $10.0 Million from $3.7 Million on 9/30/07

Financial Highlights Year-to-Date:

•	Revenues Up approximately 5.9% to $124 Million vs. $118 Million a Year Ago

•	Gross Margins Up 80 bps to 36.1% vs. 35.3% a Year Ago

•	Operating Profit Up 26.2% to $9.3 Million vs. $7.4 Million a Year Ago

•	Operating Margins Up 19% to 7.5% vs. 6.3% a Year Ago

•	EPS Up 61% to $0.37 vs. $0.23 a Year Ago on 49% increase in diluted shares outstanding

•	Net Cash Provided by Operating Activities increased 115% to $12.3 Million from $5.7 Million a Year Ago

Regarding the Quarter and Year-to-date results, Adam Blumenfeld, Chairman and CEO, stated: “We are extremely pleased with the strong Quarterly and Year-to-date results released today, and accordingly have increased our FY08 Earnings guidance to a range of $0.65 — $0.73 per share. The combination of strong top line growth, continued gross margin expansion, and SG&A growth slowing to a 2% increase over the prior year’s comparative period all helped produce the most profitable second quarter in the Company’s history. To generate nearly 10% top line growth and significant operating profit of $1.6 Million in what is traditionally our slowest operating period of the year is testament to the successful integration work our employees achieved over the last 18 months. It speaks to the powerful and scalable business platform we believe we have built to service the institutional markets.”

“We are equally as pleased with our balance sheet, where on-hand cash grew by more than $6 million in the Quarter to $10.0 Million in the midst of our seasonal inventory build to prepare for spring, highlighting continued strong cash flow generation by the Company. Despite the seasonal inventory build, consolidated inventories remain 21% lower than the year ago period – an $8.3 million year over year reduction — a byproduct of the SKU rationalization project undertaken in FY07, better merchandising and faster inventory turns.”

Regarding future plans, Mr. Blumenfeld continued: “Over the last 18 months we have worked hard to simplify our business platform and prepare for significant, profitable growth opportunities. With the integration phase largely complete, the Company finds itself in ‘Optimization and Growth’ mode. We have initiated a number of internal campaigns to help penetrate deeper into both existing and new markets in FY09. As well, given the strength of our balance sheet and fragmentation of the sporting goods marketplace, we continue to evaluate a number of joint-venture, corporate development, and acquisition-related opportunities as a means of further enhancing our critical mass and profitability. We think the Company is well positioned both financially and strategically to take advantage of organic and acquired expansion opportunities.”

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME –
(Unaudited)
(In thousands, except share and per share amounts)

Three Months Ended            Six months Ended

	December 31,	December 31,
	2007		2006 2007 2006
Net Sales	$54,089	$49,384	$124,463	$117,547
Cost of Sales	34,816	32,009	79,562	76,109

Gross Profit	19,273	17,375	44,901	41,438
Selling, general and administrative expenses	17,635	17,250	35,578	34,053

Operating profit	1,638	125	9,323	7,385

Other Income (Expense):
Interest Income	70	67	157	114
Interest Expense	(964)	(1,483)	(2,180)	(2,717)
Other Income (Expense)	(15)	55	35	92

Total other expense	(909)	(1,361)	(1,988)	(2,511)

Income (loss) before minority interest in income of consolidated subsidiary and income taxes	729	(1,236)	7,335	4,874
Income tax provision (benefit)	277	(393)	2,787	1,919
Minority interest in income of consolidated subsidiary, net of tax	—	28	—	531

Net income (loss)	$452	$(871)	$4,548	$2,424

Weighted average number of shares outstanding:
Basic	12,242,845	10,230,428	11,916,216	10,229,796

Diluted	12,347,175	10,230,428	15,446,363	10,382,510

Net income (loss) per share– basic	$0.04	$(0.09)	$0.38	$0.24

Net income (loss) per share– diluted	$0.04	$(0.09)	$0.37	$0.23

Dividends declared per share common stock	$0.025	$0.025	$0.05	$0.05

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In thousands)

	December 31,	June 30,
	2007	2007
Assets
Current Assets:	(unaudited)
Cash and cash equivalents	$10,035	$5,670
Accounts receivable, net of allowance for doubtful accounts of $1,497 and $1,296, respectively	35,816	31,154
Inventories	31,776	32,241
Current portion of deferred income taxes	4,159	3,790
Prepaid income taxes	365	3,208
Prepaid expenses and other current assets	1,231	1,380

Total Current Assets	83,382	77,443
Property and equipment, net of accumulated depreciation of $6,266 and $4,986 respectively	10,718	10,678
Deferred Debt Issuance costs, net of accumulated amortization of $2,531 and $2,035, respectively	1,831	2,309
Intangible assets, net of accumulated amortization of $3,913 and $3,379, respectively	7,491	8,024
Goodwill	54,949	54,949
Deferred income taxes	—	3,045
Other assets, net	127	144

Total Assets	$158,498	$156,592

Liabilities and Stockholders’ Equity Current liabilites: Accounts payable	$18,961	$16,167
Accrued liabilities	11,917	10,318
Dividends payable	307	259
Accrued interest	240	291
Current portion of long-term debt	108	3,608
Deferred income tax liability	—	129

Total Current Liabilities	31,533	30,772
Deferred income tax liability	3,391	3,898
Notes payable and other long-term debt	50,121	71,386
Commitments and contingencies
Stockholders equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued Common stock, $0.01 par value, 50,000,000 shares authorized; 12,371,686 and 10,440,586 shared issued and 12,285,660	—	—
and 10,354,560 shares outstanding, respectively	124	104
Additional paid-in capital	63,238	44,276
Retained earnings	10,748	6,813
Treasury stock at cost, 86,026 shares	(657)	(657)

Total stockholder’s equity	73,453	50,536

Total Liabilities and stockholders’ equity	$158,498	$156,592

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

Six Months Ended

December 31,
2007 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,548	$2,424
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for uncollectible accounts receivable	486	999
Depreciation and amortization	1,850	1,659
Amortization of deferred debt issuance costs	496	451
Deferred taxes	2,040	501
Stock-based compensation expense	218	—
Minority interest in consolidated subsidiary	—	531
Changes in assets and liabilities:
Accounts receivable	(5,148)	(1,832)
Inventories	465	(2,887)
Prepaid income taxes	2,843	539
Prepaid expenses and other current assets	149	(819)
Other assets, net	17	(329)
Accounts payable	2,794	3,533
Accrued liabilities and accrued interest	1,548	945

Net cash provided by operating activities	12,306	5,715

CASH FLOWS FROM INVESTING ACTIVITES:
Purchases of property and equipment	(1,358)	(895)
Cash used in business acquisitions	—	(24,902)

Net cash used in investing activities
	(1,358)	(25,797)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred debt issuance cost	(18)	—
Proceeds from bank line of credit	1,015	33,263
Payment on notes payable and line of credit	(25,780)	(12,110)
Payment of dividends	(564)	(512)
Proceeds from issuance of common stock	18,764	37

Net cash provided by (used in) financing activities	(6,583)	20,678

Net changes in cash and cash equivalents	4,365	596
Cash and cash equivalents, beginning of year	5,670	4,079

Cash and cash equivalents, end of period	$10,035	$4,675

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,971	$2,238

Cash paid (refunded) for income taxes	$(1,595)	$835

About Sport Supply Group

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 197 direct sales professionals and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879